FIRSTSERVICE CORPORATION

MANAGEMENT’S REPORT

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS
The accompanying consolidated financial statements and management discussion and analysis (“MD&A”) of FirstService Corporation (the “Company”) and all information in this annual report are the responsibility of management and have been approved by the Board of Directors.

The consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America using the best estimates and judgments of management, where appropriate.  The most significant of these accounting principles are set out in Note 2 to the consolidated financial statements. Management has prepared the financial information presented elsewhere in this annual report and has ensured that it is consistent with the consolidated financial statements.

The MD&A has been prepared in accordance with National Instrument 51-102 of the Canadian Securities Administrators, taking into consideration other relevant guidance, including Regulation S-K of the US Securities and Exchange Commission.

The Board of Directors of the Company has an Audit Committee consisting of three independent directors.  The Audit Committee meets regularly to review with management and the independent auditors any significant accounting, internal control, auditing and financial reporting matters.

These consolidated financial statements have been audited by PricewaterhouseCoopers LLP, which have been appointed as the independent auditors of the Company by the shareholders.  As auditors, PricewaterhouseCoopers LLP obtain an understanding of the Company’s internal controls and procedures for financial reporting to plan and conduct such audit procedures as they consider necessary to express their opinion on the consolidated financial statements. As auditors, PricewaterhouseCoopers LLP have full and independent access to the Audit Committee to discuss their findings.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company.  Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of its effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has excluded four individually insignificant entities acquired by the Company during the last fiscal period from its assessment of internal control over financial reporting as at December 31, 2009.   The total assets and total revenues of the three individually insignificant entities and one equity method investee of the Company represent 2.2% and 0.1%, respectively, of the related consolidated financial statement amounts as at and for the year ended December 31, 2009.

Management has assessed the effectiveness of the Company’s internal control over financial reporting as at December 31, 2009, based on the criteria set forth in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management has concluded that, as at December 31, 2009, the Company’s internal control over financial reporting was effective.

The effectiveness of the Company's internal control over financial reporting as at December 31, 2009, has been audited by PricewaterhouseCoopers LLP, the Company’s independent auditors as stated in their report which appears herein.

/s/ Jay S. Hennick Chief Executive Officer	/s/ John B. Friedrichsen Chief Financial Officer

March 1, 2010

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of FirstService Corporation

We have completed integrated audits of FirstService Corporation’s December 31, 2009, December 31, 2008 and March 31, 2008 consolidated financial statements and of its internal control over financial reporting as at December 31, 2009.  Our opinions, based on our audits, are presented below.

Consolidated financial statements
We have audited the accompanying consolidated balance sheets of FirstService Corporation as at December 31, 2009 and December 31, 2008, and the related consolidated statements of earnings, shareholders’ equity and cash flows for the year ended December 31, 2009, nine-month period ended December 31, 2008 and for the year ended March 31, 2008.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the Company’s financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2009 and December 31, 2008 and the results of its operations and its cash flows for the year ended December 31, 2009, the nine-month period ended December 31, 2008 and for the year ended March 31, 2008 in accordance with accounting principles generally accepted in the United States of America.

Internal control over financial reporting
We have also audited FirstService Corporation’s internal control over financial reporting as at December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).  The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting.  Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control over Financial Reporting, management has excluded four individually insignificant entities acquired by the Company from its assessment of internal control over financial reporting as at December 31, 2009 because these entities were acquired by the Company in acquisitions during the year ended December 31, 2009.  The total assets and total revenues of the three individually insignificant entities and one equity method investee represent 2.2% and 0.1% respectively, of the related consolidated financial statement amounts as at and for the year ended December 31, 2009.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at December 31, 2009 based on criteria established in Internal Control — Integrated Framework issued by COSO.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants, Licensed Public Accountants

Toronto, Canada
March 1, 2010

Comments by auditor for US readers on Canada-US reporting difference
In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the Company’s consolidated financial statements, such as the change from the adoption of a new accounting standard on January 1, 2009 as described in notes 2 and 12 to the consolidated financial statements.  Our report to the shareholders dated March 1, 2010 is expressed in accordance with Canadian reporting standards which do not require a reference to such a change in accounting principles in the Auditors’ Report when the change is properly accounted for and adequately disclosed in the consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants, Licensed Public Accountants

Toronto, Canada
March 1, 2010

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands of US Dollars, except per share amounts)

	Year	Nine months	Year
	ended	ended	ended
	December 31,	December 31,	March 31,
	2009	2008	2008
		(restated - note 2)	(restated - note 2)

Revenues	$1,703,222	$1,322,680	$1,549,713

Cost of revenues (exclusive of depreciation shown below)	1,062,406	801,421	917,827
Selling, general and administrative expenses	526,669	406,383	516,091
Depreciation	26,833	18,814	19,727
Amortization of intangible assets	17,052	11,229	12,730
Amortization of brokerage backlog	2,498	1,703	5,216
Goodwill impairment charge (note 10)	29,583	-	-
	38,181	83,130	78,122
Interest expense	13,923	11,107	16,859
Interest income	(1,417)	(2,855)	(3,472)
Other income (note 5)	(1,624)	(2,422)	(4,650)
Realized gain on available-for-sale securities	(4,488)	-	-
Integrated Security division divesture bonus	-	5,715	-
Impairment loss on available-for-sale securities	-	14,680	-
Earnings before income tax	31,787	56,905	69,385
Income tax (note 15)	39,066	30,878	17,108
Net (loss) earnings from continuing operations	(7,279)	26,027	52,277
Net (loss) earnings from discontinued operations,
net of income tax (note 4)	(576)	48,840	(2,829)
Net (loss) earnings	(7,855)	74,867	49,448
Non-controlling interest share of earnings (note 12)	4,397	12,831	15,049
Non-controlling interest redemption increment (note 12)	32,602	(25,161)	67,375
Net (loss) earnings attributable to Company (note 16)	$(44,854)	$87,197	$(32,976)
Preferred share dividends	10,101	7,760	6,952
Net (loss) earnings attributable to common shareholders	$(54,955)	$79,437	$(39,928)

Net (loss) earnings per common share (note 17)
Basic
Continuing operations	$(1.85)	$0.12	$0.95
Discontinued operations	(0.02)	1.71	(0.03)
	$(1.87)	$1.83	$0.92

Diluted
Continuing operations	$(1.85)	$0.11	$0.89
Discontinued operations	(0.02)	1.70	(0.04)
	$(1.87)	$1.81	$0.85

The accompanying notes are an integral part of these financial statements.

FIRSTSERVICE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of US Dollars)

	December 31, 2009	December 31, 2008
		(restated - note 2)
Assets
Current assets
Cash and cash equivalents	$99,778	$79,642
Restricted cash	5,039	10,240
Accounts receivable, net of allowance of $18,307 (December 31,
2008 - $12,817)	214,285	175,520
Income tax recoverable	14,453	18,080
Inventories (note 6)	9,458	10,572
Prepaid expenses and other current assets	23,480	20,876
Deferred income tax (note 15)	15,800	11,718
Assets held for sale (note 4)	-	14,210
	382,293	340,858
Other receivables	6,269	16,832
Other assets (note 7)	28,058	12,459
Fixed assets (note 8)	75,939	76,789
Deferred income tax (note 15)	12,152	10,072
Intangible assets (note 9)	164,592	178,227
Goodwill (note 10)	340,227	348,897
Assets held for sale (note 4)	-	6,503
	627,237	649,779
	$1,009,530	$990,637

Liabilities
Current liabilities
Accounts payable	$61,788	$58,172
Accrued liabilities (note 6)	207,880	157,820
Income tax payable	7,665	7,567
Unearned revenues	21,343	27,600
Long-term debt – current (note 11)	22,347	20,899
Deferred income tax (note 15)	-	75
Liabilities related to assets held for sale (note 4)	-	12,946
	321,023	285,079
Long-term debt – non-current (note 11)	213,647	245,470
Convertible debentures (note 11)	77,000	-
Other liabilities	27,606	21,832
Deferred income tax (note 15)	40,052	42,072
Liabilities related to assets held for sale (note 4)	-	278
	358,305	309,652
Non-controlling interests (note 12)	164,168	196,765

Shareholders’ equity
Preferred shares (note 13)	144,307	144,307
Common shares (note 13)	90,994	86,913
Contributed surplus	26,028	25,899
Deficit	(114,016)	(59,061)
Accumulated other comprehensive earnings	18,721	1,083
	166,034	199,141
	$1,009,530	$990,637

Commitments and contingencies (note 13 and 20)

The accompanying notes are an integral part of these financial statements.

On behalf of the Board of Directors,
/s/ Bernard I. Ghert                                                  /s/ Jay S. Hennick
Director                                                                     Director

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands of US Dollars, except share information)

						Receivables
	Preferred shares		Common shares			pursuant		Accumulated
	Issued and		Issued and			to share	Retained	other	Total
	outstanding		outstanding		Contributed	purchase	earnings	comprehensive	shareholders’
	shares	Amount	shares	Amount	surplus	plan	(deficit)	earnings	equity

Balance, March 31, 2007	-	$ -	29,922,888	$ 80,108	$ 6,557	$ (1,232)	$ 175,346	$ 4,096	$ 264,875
NCI accounting standard adoption
(notes 2, 12)	-	-	-	-	-	-	(105,196)	(498)	(105,694)
Balance, March 31, 2007(restated – note 2)	-	$ -	29,922,888	$ 80,108	$ 6,557	$ (1,232)	$ 70,150	$ 3,598	$ 159,181
Uncertain tax position accounting standard adoption (note 15)	-	-	-	-	-	-	(4,200)	-	(4,200)
Comprehensive earnings:
Net earnings	-	-	-	-	-	-	49,448	-	49,448
Foreign currency
translation adjustments	-	-	-	-	-	-	-	7,497	7,497
Less: amount attributable
to NCI	-	-	-	-	-	-	-	(1,063)	(1,063)
Re-class to earnings of
unrealized loss on available-
for-sale equity securities,
net of income tax of $20	-	-	-	-	-	-	-	(89)	(89)
Comprehensive earnings									55,793
NCI share of earnings (note 12)	-	-	-	-	-	-	(15,049)	-	(15,049)
NCI redemption increment (note 12)	-	-	-	-	-	-	(67,375)	-	(67,375)
Subsidiaries’ equity transactions	-	-	-	-	1,634	-	-	-	1,634
Subordinate Voting Shares:
Stock option expense	-	-	-	2,440	3,498	-	-	-	5,938
Stock options exercised	-	-	159,550	1,372	(198)	-	-	-	1,174
Issued for purchase of NCI	-	-	282,649	5,868	-	-	-	-	5,868
Purchased for cancellation	-	-	(252,500)	(869)	-	-	(5,701)	-	(6,570)
Cash payments received	-	-	-	-	1,644	467	-	-	2,111
Stock dividend (note 13)	5,979,074	149,477	-	-	-	-	(149,477)	-	-
Preferred Shares:
Dividends	-	-	-	-	-	-	(6,952)	-	(6,952)
Balance, March 31, 2008 (restated – note 2)	5,979,074	149,477	30,112,587	88,919	13,135	(765)	(129,156)	9,943	131,553
Comprehensive earnings:
Net earnings	-	-	-	-	-	-	74,867	-	74,867
Foreign currency
translation adjustments	-	-	-	-	-	-	-	(11,222)	(11,222)
Less: amount attributable
to NCI	-	-	-	-	-	-	-	2,273	2,273
Re-class to earnings of
unrealized loss on available-
for-sale equity securities,
net of income tax of $20	-	-	-	-	-	-	-	89	89
Comprehensive earnings									66,007
NCI share of earnings (note 12)	-	-	-	-	-	-	(12,831)	-	(12,831)
NCI redemption increment (note 12)	-	-	-	-	-	-	25,161	-	25,161
Subsidiaries’ equity transactions	-	-	-	-	11,268	-	-	-	11,268
Subordinate Voting Shares:
Stock option expense	-	-	-	-	1,723	-	-	-	1,723
Stock options exercised	-	-	157,245	1,388	(603)	-	-	-	785
Tax benefit on options exercised	-	-	-	-	376	-	-	-	376
Issued for purchase of NCI	-	-	23,952	263	-	-	-	-	263
Purchased for cancellation	-	-	(960,300)	(3,657)	-	-	(11,123)	-	(14,780)
Cash payments received	-	-	-	-	-	765	-	-	765
Preferred Shares:
Purchased for cancellation	(206,800)	(5,170)	-	-	-	-	1,781	-	(3,389)
Dividends	-	-	-	-	-	-	(7,760)	-	(7,760)
Balance, December 31, 2008 (restated – note 2)	5,772,274	$ 144,307	29,333,484	$ 86,913	$ 25,899	$ -	$ (59,061)	$ 1,083	$ 199,141

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands of US Dollars, except share information)

	Preferred shares		Common shares		Contributed surplus	Deficit	Accumulated other comprehensive earnings	Total shareholders’ equity
	Issued and outstanding shares	Amount	Issued and outstanding shares	Amount
Balance, December 31, 2008 (restated – note 2)	5,772,274	$ 144,307	29,333,484	$ 86,913	$ 25,899	$ (59,061)	$ 1,083	$ 199,141
Comprehensive earnings:
Net loss	-	-	-	-	-	(7,855)	-	(7,855)
Foreign currency
translation adjustments	-	-	-	-	-	-	18,339	18,339
Less: amount
attributable to NCI	-	-	-	-	-	-	(701)	(701)
Comprehensive earnings								9,783
NCI share of earnings (note 12)	-	-	-	-	-	(4,397)	-	(4,397)
NCI redemption increment (note 12)	-	-	-	-	-	(32,602)	-	(32,602)
Subsidiaries’ equity
transactions	-	-	-	-	(773)	-	-	(773)
Subordinate Voting Shares:
Stock option expense	-	-	-	-	1,833	-	-	1,833
Stock options exercised	-	-	246,755	3,645	(1,119)	-	-	2,526
Tax benefit on stock options
exercised	-	-	-	-	188	-	-	188
Issued for purchase of NCI	-	-	44,671	436	-	-	-	436
Preferred Shares:
Dividends	-	-	-	-	-	(10,101)	-	(10,101)
Balance, December 31, 2009	5,772,274	$ 144,307	29,624,910	$ 90,994	$ 26,028	$ (114,016)	$ 18,721	$ 166,034

The accompanying notes are an integral part of these financial statements.

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of US Dollars)

	Year ended	Nine months ended	Year ended
	December 31,	December 31,	March 31,
	2009	2008	2008
		(restated - note 2)	(restated - note 2)
Cash provided by (used in)

Operating activities
Net (loss) earnings	$(7,855)	$74,867	$49,448
Net loss (earnings) from discontinued operations	576	(48,840)	2,829
Items not affecting cash:
Depreciation and amortization	46,383	31,746	37,673
Goodwill impairment charge	29,583	-	-
Deferred income tax	(3,178)	10,125	(19,860)
Stock option expense	2,649	1,620	7,446
Impairment loss on available-for-sale securities	-	14,680	-
Other	87	822	2,446
Incremental tax benefit on stock options exercised	(188)	(5,184)	-

Changes in non-cash working capital:
Accounts receivable	(38,301)	16,584	(23,222)
Inventories	1,114	(61)	(915)
Prepaid expenses and other assets	(2,614)	1,397	(3,431)
Accounts payable	3,383	13,144	1,058
Accrued liabilities	49,063	(55,268)	23,409
Income taxes	3,271	1,858	(22,095)
Unearned revenues	(6,203)	(917)	3,994
Other liabilities	5,527	11,622	-
Discontinued operations	(2,248)	(1,815)	(1,610)
Net cash provided by operating activities	81,049	66,380	57,170

Investing activities
Acquisitions of businesses, net of cash acquired (note 3)	(16,831)	(36,494)	(152,529)
Purchases of non-controlling interests	(42,602)	(38,463)	(6,773)
Sales of interests in subsidiaries to non-controlling shareholders	356	168	3,294
Investment in equity securities (note 7)	(13,955)	-	-
Purchases of fixed assets	(24,234)	(14,719)	(31,624)
Changes in restricted cash	5,201	(1,381)	8,071
Other investing activities	2,925	(2,679)	3,790
Discontinued operations	1,343	153,682	(3,794)
Net cash (used in) provided by investing activities	(87,797)	60,114	(179,565)

Financing activities
Increase in long-term debt	110,162	89,238	206,924
Repayment of long-term debt	(143,965)	(180,033)	(87,386)
Issuance of convertible debentures	77,000	-	-
Financing fees paid	(3,801)	-	(544)
Proceeds received on exercise of stock options	2,526	785	1,174
Incremental tax benefit on stock options exercised	188	5,184	-
Repurchases of Subordinate Voting Shares	-	(14,780)	(6,570)
Repurchases of Preferred Shares	-	(3,389)	-
Collection of receivables pursuant to share purchase plan	-	765	467
Capital contributions	-	-	1,644
Dividends paid to preferred shareholders	(10,101)	(7,760)	(6,952)
Distributions paid to non-controlling interests	(13,293)	(11,379)	(6,878)
Discontinued operations	-	-	(5,184)
Net cash provided by (used in) financing activities	18,716	(121,369)	96,695
Effect of exchange rate changes on cash	7,761	(5,742)	2,196

Increase (decrease) in cash and cash equivalents	19,729	(617)	(23,504)

Cash and cash equivalents, beginning of period	79,642	75,371	97,191
Amounts held by discontinued operations	407	5,295	6,979
	$80,049	$80,666	$104,170
Cash and cash equivalents, end of period	99,778	79,642	75,371
Amounts held by discontinued operations	-	407	5,295
	$99,778	$80,049	$80,666

The accompanying notes are an integral part of these financial statements.

1.           Description of the business

FirstService Corporation (the “Company”) is a provider of real estate-related services to commercial, institutional and residential customers in North America and various countries around the world.  The Company’s operations are conducted in three segments: Commercial Real Estate Services, Residential Property Management and Property Services.  The Company reported two former segments in discontinued operations: (i) Integrated Security Services segment, which was sold in July 2008 and (ii) Business Services segment, which was disposed of in March 2006.

In May 2008, the Company’s Board of Directors approved a change in the Company’s fiscal year-end from March 31 to December 31.  Accordingly, comparative prior period results include the financial statements for the nine-month period ended December 31, 2008.  See note 23 for unaudited transition period comparative results for the twelve month period ended December 31, 2008 and the nine-month period ended December 31, 2007.

2.           Summary of significant accounting policies

These consolidated financial statements have been restated to reflect the retrospective adoption of new accounting standards for non-controlling interests (see below).

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  The most significant estimates are related to the fair value determination of assets acquired and liabilities assumed in business combinations, impairment testing of fair values of goodwill and intangible assets, the collectability of accounts receivable and recoverability of deferred income taxes assets.  Actual results could be materially different from these estimates.

As of July 1, 2009, the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) became the single source for authoritative non-governmental GAAP in the United States of America and superseded all existing non-SEC accounting and reporting standards.  All other non-grandfathered non-SEC accounting literature not included in the ASC became non-authoritative.  The Company adopted the ASC and all references to US GAAP are to the ASC topic number, rather than to the previous FASB Statement of Accounting Standards numbers and titles, unless a specific standard has not been included in the ASC.  The adoption of the ASC did not have a material effect on the Company’s results of operations or financial position.

Significant accounting policies are summarized as follows:

Basis of consolidation
The consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries and those variable interest entities where the Company is the primary beneficiary.  Where the Company does not have a controlling interest but has the intent and ability to exert significant influence, the equity method is used.  Inter-company transactions and accounts are eliminated on consolidation.

Cash and cash equivalents
Cash equivalents consist of short-term interest-bearing securities, which are readily convertible into cash and have original maturities at the date of purchase of three months or less.

Restricted cash
Restricted cash consists of cash and cash equivalents over which the Company has legal ownership but is restricted as to its availability or intended use, including funds held on behalf of clients and franchisees.

Inventories
Inventories are carried at the lower of cost and market.  Cost is determined by the weighted average or first in, first out methods.

Fixed assets
Fixed assets are carried at cost less accumulated depreciation.  The costs of additions and improvements are capitalized, while maintenance and repairs are expensed as incurred.  Fixed assets are depreciated over their estimated useful lives as follows:

Buildings                                                             20 to 40 years straight-line
Vehicles                                                               3 to 5 years straight-line
Furniture and equipment                                   3 to 10 years straight-line
Computer equipment and software                 3 to 5 years straight-line
Leasehold improvements                                  term of the lease to a maximum of 10 years

Investments in securities
The Company classifies investments in securities as a component of other assets.  Investments in available-for-sale marketable equity securities are carried at fair value with unrealized gains and losses included in other comprehensive earnings on an after-tax basis.  Investments in other equity securities are accounted for using the equity method or cost method, as applicable.  Realized gains or losses and equity earnings or losses are recorded in other income.  Equity securities, including marketable equity securities as well as those accounted for under the equity method and cost method, are regularly reviewed for impairment based on both quantitative and qualitative criteria that include the extent to which cost exceeds market value, the duration of the market decline, the Company’s intent and ability to hold until forecasted recovery, and the financial health and prospects for the issuer.  Other-than-temporary impairment losses on equity securities are recorded in current period earnings.

Financial instruments and derivatives
Derivative financial instruments are recorded on the consolidated balance sheets as assets or liabilities and carried at fair value.  The Company uses interest rate swaps to hedge a portion of its interest rate exposure on long term debt.  Hedge accounting has been applied and the swaps are carried at fair value on the consolidated balance sheets, with gains or losses recognized in earnings.  The carrying value of the hedged item is adjusted for changes in fair value attributable to the hedged interest rate risk; the associated gain or loss is recognized currently in earnings.  If swaps are terminated, the resulting gain or loss is deferred and recognized over the remaining life of the underlying item.

The Company adopted a new accounting standard requiring additional disclosure for derivatives and hedging activities on January 1, 2009.  The new standard includes enhanced disclosures about the Company’s derivative and hedging activities such as the objective for using derivative instruments, the method of accounting for derivative instruments and related hedged items, and the effect of derivative instruments and related hedged items on the Company’s financial position, financial performance, and cash flows.

Fair value
As of January 1, 2009, the Company began to apply a new accounting standard on fair value measurements to all non-financial assets and liabilities that are recognized or disclosed at fair value on a non-recurring basis which is consistent with the fair value requirements for financial assets and liabilities.  The adoption of this standard did not have a material effect on the Company’s results of operations or financial position.  Where required, assets and liabilities are measured using inputs from the three levels of the fair value hierarchy.  An asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.  The three levels are as follows:

Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities
Level 2 – Observable market-based inputs other than quoted prices in active markets for identical assets or liabilities
Level 3 – Unobservable inputs

Financing fees
Financing fees related to the revolving credit facility, Senior Notes and Convertible Debentures are deferred and amortized to interest expense using the effective interest method.

Goodwill and intangible assets
Goodwill represents the excess of purchase price over the fair value of assets acquired and liabilities assumed in a business combination and is not subject to amortization.

Intangible assets are recorded at cost and, where lives are finite, are amortized over their estimated useful lives as follows:

Customer lists and relationships                     straight-line over 4 to 20 years
Franchise rights                                                  by pattern of use, currently estimated at 2.5% to 15% per year
Trademarks and trade names:
Indefinite life                                       not amortized
Finite life                                              straight-line over 15 to 35 years
Management contracts and other                   straight-line over life of contract ranging from 2 to 15 years
Brokerage backlog                                             as underlying brokerage transactions are completed

The Company adopted additional guidance issued to assist in the determination of the useful life of intangible assets on January 1, 2009.  The new guidance amends the factors used when considering the useful life of recognized intangible assets.  The adoption did not have a material effect on the Company’s results of operations or financial position.

The Company reviews the carrying value of finite life intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable from the estimated future cash flows expected to result from their use and eventual disposition.  If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset group, an impairment loss is recognized.  Measurement of the impairment loss is based on the excess of the carrying amount of the asset group over the fair value calculated using discounted expected future cash flows.

Goodwill and indefinite life intangible assets are tested for impairment annually or more frequently if events or changes in circumstances indicate the asset might be impaired, in which case the carrying amount of the asset is written down to fair value.  Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit.  The Company has eight reporting units determined with reference to business segment, customer type, service delivery model and geography.  The fair values of the reporting units are estimated using a discounted cash flow approach. The fair value measurement is classified in Level 3 of the fair value hierarchy. If the carrying amount of the reporting unit exceeds its fair value, then a second step is performed to measure the amount of impairment loss, if any.  Certain assumptions are used to determine the fair value of the reporting units, the most sensitive of which are estimated future cash flows and the discount rate applied to future cash flows. Changes in these assumptions could result in a materially different fair value. Impairment of indefinite life intangible assets is tested by comparing the carrying amount to fair value on an individual intangible asset basis.

Convertible debentures
The Company issued Convertible Debentures in November 2009 (see note 11).  The Convertible Debentures are accounted for entirely as debt as no portion of the proceeds is required to be accounted for as attributable to the conversion feature.  Interest on the Convertible Debentures is recorded as interest expense.  The earnings per share impact of the Convertible Debentures is calculated using the “if-converted” method, if dilutive, where coupon interest expense, net of tax, is added to the numerator and the number of potentially issuable common shares is added to the denominator.

Non-controlling interests
On January 1, 2009, the Company adopted new accounting standards for non-controlling interests (“NCI”). Except for earnings per share calculations, all presentation and disclosure requirements of were adopted retrospectively, and as a result the Company recorded an increase to NCI of $105,694 (see note 12) and a corresponding decrease to shareholders’ equity as of April 1, 2007.  As a result of retrospective adoption, all periods presented have been restated for the effect of the adoption of this standard, however consistent with the transition provisions the Company presented the effect of the adoption of these standards on earnings per share prospectively, effective January 1, 2009.

The NCI are considered to be redeemable securities and accordingly, the NCI is recorded at the greater of (i) the redemption amount or (ii) the amount initially recorded as NCI at the date of inception of the minority equity position.   This amount is recorded in the “mezzanine” section of the balance sheet, outside of shareholders’ equity.  Changes in the NCI amount are recognized immediately as they occur.

Revenue recognition and unearned revenues
(a)  Real estate brokerage operations
Commission revenues from sales brokerage transactions are recognized at the time the service has been provided and the commission becomes legally due, except when future contingencies exist.  In most cases, close of escrow or transfer of title is a future contingency, and accordingly revenue recognition is deferred until this contingency is satisfied.

Commission revenues from real estate leasing are recognized once obligations under the commission arrangement are satisfied.  Terms and conditions of a commission arrangement generally include execution of the lease agreement and satisfaction of future contingencies such as tenant occupancy.  In most cases, a portion of the commission is earned upon execution of the lease agreement, with the remaining portion contingent on a future event, typically tenant occupancy; revenue recognition for the remaining portion is deferred until all contingencies are satisfied.

(b)  Franchisor operations
The Company operates several franchise systems within its Property Services segment.  Initial franchise fees are recognized when all material services or conditions related to the sale of the franchise have been performed or satisfied.  Royalty revenues are recognized based on a contracted percentage of franchisee revenues, as reported by the franchisees.  Revenues from administrative and other support services, as applicable, are recognized as the services are provided.

(c)  Service operations other than real estate brokerage and franchisor operations
Revenues are recognized at the time the service is rendered.  Certain services including but not limited to real estate project management and appraisal projects in process, are recognized on the percentage of completion method, generally in the ratio of actual costs to total estimated contract costs.  In cases where anticipated costs to complete a project exceed the revenue to be recognized, a provision for the additional estimated losses is recorded in the period when the loss becomes apparent. Amounts received from customers in advance of services being provided are recorded as unearned revenues when received.

Stock-based compensation
For equity classified awards, compensation cost is measured at the grant date based on the estimated fair value of the award.  The related stock option compensation expense is allocated using the graded attribution method.  For liability classified awards, the fair value of the award is measured each period it is outstanding and changes in fair value are recorded as compensation expense.

Notional value appreciation plans
Under these plans, subsidiary employees are compensated if the notional value of the subsidiary increases.  Awards under these plans generally have a ten year term and vest after five years.  The increase in notional value is calculated with reference to growth in earnings relative to a fixed threshold amount plus or minus changes in indebtedness relative to a fixed opening amount.  The calculation is designed to motivate and reward employees to grow earnings and repay indebtedness and is not measured by or linked to the growth in value of the subsidiary’s stock.  If an award is subject to a vesting condition, then graded attribution is applied to the intrinsic value.  The related compensation expense is recorded in selling, general and administrative expenses and the liability is recorded in accrued liabilities.

Foreign currency translation
Assets, liabilities and operations of foreign subsidiaries are recorded based on the functional currency of each entity.  For certain foreign operations, the functional currency is the local currency, in which case the assets, liabilities and operations are translated at current exchange rates from the local currency to the reporting currency, the US dollar.  The resulting unrealized gains or losses are reported as a component of cumulative other comprehensive earnings.  Realized and unrealized foreign currency gains or losses related to any foreign dollar denominated monetary assets and liabilities are included in net earnings.

Income tax
Income tax has been provided using the liability method whereby deferred income tax assets and liabilities are recognized for the expected future income tax consequences of events that have been recognized in the consolidated financial statements or income tax returns.  Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled.  The effect on deferred income tax assets and liabilities of a change in income tax rates is recognized in earnings in the period in which the change occurs.  A valuation allowance is recorded unless it is more likely than not that realization of a deferred income tax asset will occur.

On January 1, 2007, the Company adopted new accounting standards for accounting for uncertainty in income tax. This standard prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Income tax is not provided on the unremitted earnings of US and foreign subsidiaries because it has been the practice and is the intention of the Company to reinvest these earnings indefinitely in these subsidiaries.

The Company classifies interest and penalties associated with income tax positions in income tax expense.

3.           Acquisitions

The Company adopted a new accounting standard for business combinations on January 1, 2009.  The new standard prospectively changes the manner in which business acquisitions are accounted for.  The following are key requirements for acquisitions completed under the standard: (i) transaction costs are expensed; (ii) contingent consideration is recognized at fair value at the acquisition date; and (iii) the fair value of contingent consideration is re-measured each period.  This standard is not applicable to acquisitions where control is not obtained.

Year ended December 31, 2009 acquisitions:
The Company completed three individually insignificant acquisitions in the Residential Property Management and Property Services operating segments during the year ended December 31, 2009.  Details of these acquisitions are as follows:

Aggregate acquisitions

Current assets	$253
Long-term assets	357
Current liabilities	(543)
Long-term liabilities	(472)

Non-controlling interest	(318)

(723)

Note consideration	$420
Cash consideration	$4,467
Acquisition date fair value of contingent consideration	$949

Acquired intangible assets	3,448
Goodwill	3,111

The fair value of the non-controlling interest was determined using an income approach with reference to a discounted fair cash flow model using the same assumptions implied in determining the purchase consideration.  Acquisition-related costs of $54 were recorded in selling, general and administrative expenses.

Nine months ended December 31, 2008 acquisitions:
The Company completed six individually insignificant acquisitions across the three operating segments during the nine-month period ended December 31, 2008.  The Company acquired non-controlling interests from shareholders in all operating segments.

Details of these acquisitions are as follows:

		Purchases of
		non-controlling
	Aggregate	shareholders’
	acquisitions	interests

Current assets	$7,897	$-
Long-term assets	286	619
Current liabilities	(3,919)	-
Long-term liabilities	(1,901)	(5,447)

Non-controlling interest	(2,472)	8,398

	(109)	3,570
Subordinate Voting Share
consideration	$-	$263
Cash consideration	$31,760	$38,463

Acquired intangible assets	13,652	17,149
Goodwill	18,217	18,007

Year ended March 31, 2008 acquisitions:
On October 1, 2007, the Company acquired 80% of the shares of Field Asset Services, Inc., a provider of property services to foreclosed residential properties on behalf of its financial institution clients, headquartered in Austin, Texas.  The Company also completed 14 individually insignificant acquisitions in its Commercial Real Estate Services, Residential Property Management and Property Services segments during the year ended March 31, 2008.  The Company acquired non-controlling interests from shareholders in all operating segments.

Details of the acquisition allocations are as follows:

			Purchases of non-controlling
	Field Asset	Aggregate other	shareholders’
	Services, Inc.	acquisitions	interests

Current assets	$9,012	$26,894	$92
Long-term assets	564	9,052	(695)
Current liabilities	(10,855)	(41,135)	(276)
Long-term liabilities	-	(16,880)	(2,321)

Non-controlling interest	(89)	(3,109)	4,253

	(1,368)	(25,178)	1,053
Subordinate Voting Share
consideration	$-	$-	$5,868
Cash consideration	$43,337	$102,226	$6,773

Acquired intangible assets	22,080	59,277	6,069
Goodwill	22,625	68,127	5,519

The purchase prices of acquisitions resulted in the recognition of goodwill.  The primary factors contributing to goodwill are assembled workforces, synergies with existing operations and future growth prospects.  For acquisitions completed during the year ended December 31, 2009, goodwill in the amount of $1,929 is deductible for income tax purposes (nine-month period ended December 31, 2008 - $9,575; year ended March 31, 2008 - $49,410).

Certain vendors, at the time of acquisition, are entitled to receive contingent consideration if the acquired businesses achieve specified earnings levels during the one- to four-year periods following the dates of acquisition.  For acquisitions made after December 31, 2008, contingent consideration was recorded at fair value on the date of acquisition and totaled $949.  Such contingent consideration is paid in cash at the expiration of the contingency period.  The fair value as at December 31, 2009 was $962.

The contingent consideration on pre-January 1, 2009 acquisitions is recorded when the contingencies are resolved and the consideration is paid or becomes payable, at which time the Company records the fair value of the consideration paid or payable, including interest, if any, as additional costs of the acquired businesses.  Total contingent consideration recognized for the year ended December 31, 2009 was $10,513, net of income tax of $60 (nine-month period ended December 31, 2008 - $10,242, net of income tax of nil; year ended March 31, 2008 - $2,864, net of income tax of $1).  Contingent consideration paid during the year ended December 31, 2009 was $12,364 (nine-month period ended December 31, 2008 - $4,734; year ended March 31, 2008 - $6,848) and the amount payable as at December 31, 2009 was $2,432 (December 31, 2008 - $5,508).

As at December 31, 2009, there was contingent consideration outstanding of up to a maximum of $23,400 (December 31, 2008 - $51,800) in respect of both pre- and post-January 1, 2009 acquisitions.  The contingencies will expire during the period extending to February 2012.

The acquisitions referred to above were accounted for by the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of earnings do not include any revenues or expenses related to these acquisitions prior to their respective closing dates.  The consideration for the acquisitions during the year ended December 31, 2009 was financed from cash on hand.

Following are the Company’s unaudited consolidated pro forma results assuming the acquisitions occurred on the first day of the period of acquisition.  The period immediately prior to the period of acquisition also includes the pro forma results of the acquisitions.

(Unaudited)	Year ended December 31, 2009	Nine months ended December 31, 2008

Pro forma revenues	$1,711,901	$1,367,143
Pro forma net earnings from continuing operations	(7,077)	27,430

Pro forma net earnings per share from continuing operations
Basic	$(1.84)	$1.08
Diluted	(1.84)	1.06

These unaudited consolidated pro forma results have been prepared for illustrative purposes only and do not purport to be indicative of results of operations that would have actually resulted had the combinations been in effect at the beginning of each period or of future results of operations.

4.           Dispositions

In July 2008, the Company completed the sale of the businesses comprising its Integrated Security Services (“ISS”) segment.  As a condition to closing, the Company was required to acquire the non-controlling interests of its non-wholly owned ISS subsidiaries.  The Company received aggregate cash consideration of $162,385 ($155,031 net of cash sold).  The pre-tax gain on the disposal was $80,497, before current income taxes of $10,788, resulting in a net gain of $69,709.  The net gain on disposal included the realization of a gain of $6,792 related to cumulative foreign currency translation.  The ISS segment has been reported as discontinued operations for all periods presented.   Included in discontinued operations for the year ended December 31, 2009 was an after-tax gain of $791 on the final settlement of ISS working capital.

In December 2008, the Company decided to sell its Chicago-based US mortgage brokerage and servicing operation (“USMB”) due to adverse credit market conditions.  USMB was previously reported within the Commercial Real Estate Services segment.  The Company wrote the net assets of USMB down to fair value less cost to sell as of December 31, 2008, with a loss in the amount of $11,021, which included a deferred income tax valuation allowance of $1,501.  In May 2009, the Company completed the sale of USMB and received aggregate consideration of $2,000.  The after-tax loss on the disposal for 2009 was $367 (net of income taxes of nil).  USMB has been reported as discontinued operations for all periods presented.

In January 2008, the Company decided to exit its Canadian commercial mortgage securitization operation (“CCMS”) due to adverse credit market conditions.  CCMS was previously reported within the Commercial Real Estate Services segment.  The exit was complete as of March 31, 2008 except for the disposal of the remaining mortgage loans receivable.  The last remaining mortgage assets were disposed of in 2009.  This operation has been reported as discontinued operations for all periods presented.

In March 2006, the Company sold its 88.3% interest in Resolve Corporation (“Resolve”), its Business Services segment, to a subsidiary of Resolve Business Outsourcing Income Fund (“RBO Fund”) upon the initial public offering of RBO Fund.  Resolve is reported as discontinued operations for all periods presented.  During the year ended March 31, 2008, a gain was recognized in connection with the settlement of a liability related to the Resolve disposal.  The settlement resulted in a cash payment to the purchaser of the disposed operation in the amount of $1,036 and a gain on settlement in the amount of $2,265 (including an income tax benefit of $187).

The operating results of the discontinued operations are as follows:

	Year ended	Nine months ended	Year ended
Operating results	December 31	December 31	March 31
	2009	2008	2008

Revenues
ISS	$-	$47,158	$208,430
USMB	4,438	8,840	23,502
CCMS	623	(6,407)	(9,064)
	5,061	49,591	222,868

Operating loss before income taxes
ISS	$-	$1,683	$11,110
USMB	(831)	(7,141)	(4,664)
CCMS	580	(5,852)	(12,761)
Resolve	-	-	2,078
	(251)	(11,310)	(4,237)
Provision for (recovery of) for income taxes	749	(1,462)	(1,408)
Net operating (loss) earnings from discontinued
operations	(1,000)	(9,848)	(2,829)
Net gain on disposal of ISS (after tax)	791	69,709	-
Net loss on disposal of USMB (after tax)	(367)	(11,021)	-
Net earnings (loss) from discontinued operations	$(576)	$48,840	$(2,829)

Net earnings (loss) per share from discontinued operations
Basic	$(0.02)	$1.71	$(0.03)
Diluted	(0.02)	1.70	(0.04)

The assets and liabilities of USMB and CCMS at December 31, 2008 were classified as held for sale as follows:

Balance sheets	USMB	CCMS	Total

Assets held for sale
Cash and cash equivalents	$406	$1	$407
Accounts receivable, net	714	-	714
Mortgage loans receivable	-	12,679	12,679
Fixed assets	594	-	594
Intangible assets	1,886	-	1,886
Deferred income taxes	-	3,945	3,945
Other	294	194	488
Total	$3,894	$16,819	$20,713

Liabilities held for sale
Accrued liabilities	$1,790	$-	$1,790
Interest rate derivative contracts	-	10,820	10,820
Other	278	336	614
Total	$2,068	$11,156	$13,224

5.           Other income

	Year	Nine months	Year
	ended	ended	ended
	December 31,	December 31,	March 31,
	2009	2008	2008

Earnings from equity method investments	$1,548	$1,268	$2,292
Earnings from available-for-sale securities	-	207	2,006
Other	76	947	352
	$1,624	$2,422	$4,650

6.           Components of working capital accounts

	December 31,	December 31,
	2009	2008

Inventories
Work-in-progress	$3,367	$4,465
Finished goods	2,264	2,797
Supplies and other	3,827	3,310
	$9,458	$10,572

Accrued liabilities
Accrued payroll, commission and benefits	$141,248	$107,756
Accrued interest	2,851	2,160
Customer advances	3,566	3,161
Contingent consideration	2,432	5,508
Other	57,783	39,235
	$207,880	$157,820

7.           Other assets

	December 31,	December 31,
	2009	2008

Equity method investments	$19,034	$2,703
Financing fees, net of accumulated amortization of
$3,936 (December 31, 2008 - $1,655)	4,710	1,223
Available-for-sale equity securities	-	2,720
Held-to-maturity debt securities	-	2,446
Other	4,314	3,367
	$28,058	$12,459

The Company’s available-for-sale equity securities at December 31, 2008 consisted of securities of a subsidiary of RBO Fund (see note 4) which were sold during the year.  During the nine-month period ended December 31, 2008, the Company’s available-for-sale securities were determined to be other-than-temporarily impaired and a non-cash charge of $14,680 ($12,038 net of income taxes) was recorded in the statement of earnings as of December 31, 2008.

In October 2009, the Company acquired 29.99% of the shares of Colliers CRE plc, a publicly traded commercial real estate business in the United Kingdom.  The shares are included in equity method investments.  The cost of the shares was $13,955 and as at December 31, 2009, the market value of the investment was $14,200.

8.           Fixed assets

December 31, 2009		Accumulated
	Cost	depreciation	Net

Land	$3,070	$-	$3,070
Buildings	13,114	3,197	9,917
Vehicles	22,817	16,112	6,705
Furniture and equipment	53,005	32,264	20,741
Computer equipment and software	62,619	37,186	25,433
Leasehold improvements	29,208	19,135	10,073
	$183,833	$107,894	$75,939

December 31, 2008		Accumulated
	Cost	depreciation	Net

Land	$3,070	$-	$3,070
Buildings	11,683	2,717	8,966
Vehicles	22,158	14,842	7,316
Furniture and equipment	51,713	28,678	23,035
Computer equipment and software	47,457	25,100	22,357
Leasehold improvements	27,814	15,769	12,045
	$163,895	$87,106	$76,789

Included in fixed assets are vehicles, office and computer equipment under capital lease at a cost of $11,182 (December 31, 2008 - $11,750) and net book value of $4,364 (December 31, 2008 - $4,773).

9.           Intangible assets

December 31, 2009	Gross
	carrying	Accumulated
	amount	amortization	Net

Customer lists and relationships	$115,139	$34,740	$80,399
Franchise rights	38,887	11,313	27,574
Trademarks and trade names:
Indefinite life	20,907	-	20,907
Finite life	36,526	6,108	30,418
Management contracts and other	12,179	6,943	5,236
Brokerage backlog	1,207	1,149	58
	$224,845	$60,253	$164,592

December 31, 2008	Gross
	carrying	Accumulated
	amount	amortization	Net

Customer lists and relationships	$115,585	$23,157	$92,428
Franchise rights	34,266	9,154	25,112
Trademarks and trade names:
Indefinite life	20,907	-	20,907
Finite life	35,369	4,425	30,944
Management contracts and other	10,641	4,285	6,356
Brokerage backlog	7,054	4,574	2,480
	$223,822	$45,595	$178,227

During the year ended December 31, 2009, the Company acquired the following intangible assets:
	Amount	Estimated weighted average amortization period (years)

Customer lists and relationships	$2,528	11.7
Franchise rights	528	18.9
Trademarks and trade names	500	20.0
Management contracts	132	11.2
	$3,688	13.8

The following is the estimated annual amortization expense for recorded intangible assets for each of the next five years ending December 31:

2010	$ 15,831
2011	14,988
2012	14,139
2013	13,316
2014	11,855

During the year ended December 31, 2009, charges of $1,491 (nine-month period ended December 31, 2008 - $275; year ended March 31, 2008 - $1,149) were recognized in connection with impairments of intangible assets.  In all three periods, the impairments were attributable to faster than expected erosion of customer relationships in the Commercial Real Estate and Residential Property Management segments.  The charges were recorded in amortization expense.  The fair values of the intangible assets and the asset groups they are components of were estimated using discounted expected future cash flows. The fair value measurement is classified in Level 3 of the fair value hierarchy as a result of the use of unobservable inputs including expected future cash flows and a discount rate.

10.           Goodwill

	Commercial	Residential
	Real Estate	Property	Property
	Services	Management	Services	Consolidated

Balance, March 31, 2008	$134,496	$107,823	$69,094	$311,413
Adjustments to goodwill resulting from adjustments to
purchase price allocations	(1,838)	633	4,500	3,295
Adjustments to goodwill resulting from adjustments to
deferred tax position on prior acquisitions	-	(2,872)	-	(2,872)
Goodwill resulting from contingent acquisition
consideration	1,898	6,477	-	8,375
Goodwill resulting from purchases of non-controlling
interests	4,842	10,024	3,141	18,007
Goodwill acquired during period	16,681	297	1,239	18,217
Foreign exchange	(7,391)	(62)	(85)	(7,538)
Balance, December 31, 2008	148,688	122,320	77,889	348,897
Adjustments to goodwill resulting from adjustments to
purchase price allocations	(516)	253	-	(263)
Goodwill resulting from contingent acquisition
consideration	-	2,593	7,920	10,513
Goodwill acquired during period	-	2,853	258	3,111
Goodwill impairment loss	(29,583)	-	-	(29,583)
Foreign exchange	6,913	52	587	7,552
Balance, December 31, 2009	125,502	128,071	86,654	340,227
Goodwill	155,085	128,071	86,654	369.810
Accumulated impairment losses	(29,583)	-	-	(29,583)
	$125,502	$128,071	$86,654	$340,227

A test for goodwill impairment is required to be completed annually, in the Company’s case as of August 1, or more frequently if events or changes in circumstances indicate the asset might be impaired.

During the year, the Company was required to perform goodwill impairment tests due to a continuing deterioration of economic conditions negatively impacting the performance of the Commercial Real Estate segment. The Company determined that there were impairments in the North America and Central Europe & Latin America reporting units within the segment driven by adverse economic conditions and sharply reduced brokerage activity. The fair values of the reporting units were determined using discounted cash flow models, which fall within Level 3 of the fair value hierarchy and is based on management’s forecast and current economic trends.  The amount of the impairment loss related to the two reporting units was $29,583 (net of income tax of nil).

Based on the August 1, 2009 annual test, no other goodwill impairments were identified.  If, in future periods, weak economic conditions persist and operating results deteriorate, a further goodwill impairment charge may be necessary.

Goodwill in the amount of $10,682 related to the USMB discontinued operation was written off as of December 31, 2008.

11.           Long-term debt and convertible debentures

	December 31,	December 31,
	2009	2008

Revolving credit facility	$47,000	$62,482
8.06% Senior Notes	28,570	42,856
6.40% Senior Notes	50,000	50,000
5.44% Senior Notes	100,000	100,000
Adjustment to Senior Notes resulting from interest
rate swaps	(1,307)	-
Capital leases bearing interest ranging from 5% to 10%,
maturing at various dates through 2013	3,821	4,460
Other long-term debt bearing interest at 4% to 10%,
maturing at various dates through 2014	7,910	6,571
	235,994	266,369
Less: current portion	22,347	20,899
Long-term debt – non-current	$213,647	$245,470
Convertible debentures	77,000	-
	$290,647	$245,470

On September 6, 2007, the Company entered into an amended and restated credit agreement with a syndicate of banks to provide a $225,000 committed revolving credit facility with a five-year term.  The amended revolving credit facility bears interest at 0.75% to 1.30% over floating reference rates, depending on certain leverage ratios determined quarterly.  The weighted average interest rate for 2009 was 1.3%.  The revolving credit facility had $142,728 of available un-drawn credit as at December 31, 2009 ($134,236 was un-drawn at December 31, 2008).  As of December 31, 2009, letters of credit in the amount of $12,772 were outstanding ($5,782 as at December 31, 2008).  The revolving credit facility requires a commitment fee of 0.25% to 0.50% of the unused portion, depending on certain leverage ratios, and also includes an uncommitted accordion provision providing an additional $50,000 of borrowing capacity under certain circumstances.

The Company has outstanding $28,570 of 8.06% fixed-rate Senior Notes (the “8.06% Notes”) (December 31, 2008 - $42,856).  The 8.06% Notes have a final maturity of June 29, 2011, with seven equal annual principal repayments, which began on June 29, 2005.  The Company also has outstanding $50,000 of 6.40% fixed-rate Senior Notes (the “6.40% Notes”).  The 6.40% Notes have a final maturity of September 30, 2015 with four equal annual principal repayments commencing on September 30, 2012.  The Company also has outstanding $100,000 of 5.44% fixed-rate Senior Notes (the “5.44% Notes”).  The 5.44% Notes have a final maturity of April 1, 2015 with five equal annual principal repayments beginning on April 1, 2011.

The Company has indemnified the holders of the 8.06% Notes, 6.40% Notes and 5.44% Notes (collectively, the “Notes”) from all withholding tax that is or may become applicable to any payments made by the Company on the Notes.  The Company believes this exposure is not material as of December 31, 2009.

The revolving credit facility and the Notes rank equally in terms of seniority.  The Company has granted these lenders collateral including the following: an interest in all of the assets of the Company including the Company’s shares of its subsidiaries; an assignment of material contracts; and an assignment of the Company’s “call” rights with respect to shares of the subsidiaries held by non-controlling interests.  The Convertible Debentures are subordinate to the revolving credit facility and the Notes and are unsecured.

The covenants of the revolving credit facility and the Notes agreements require the Company to maintain certain ratios including leverage, fixed charge coverage, interest coverage and net worth.  The Company is prohibited from undertaking certain mergers, acquisitions and dispositions without prior approval.

In November 2009, the Company issued $77,000 principal amount of 6.50% Convertible Unsecured Subordinate Debentures (“Convertible Debentures”) in a public offering.  The Convertible Debentures have a final maturity of December 31, 2014 and were issued at par.  At the holder’s option, the Convertible Debentures may be converted at any time prior to maturity into Subordinate Voting Shares based on an initial conversion rate of approximately 35.7143 common shares per $1,000 principal amount of Convertible Debentures (which represents an initial conversion price of $28.00 per share).  The Company may also, at its option, redeem the Convertible Debentures at any time on or after December 31, 2012.  For redemptions between December 31, 2012 and December 30, 2013, the Convertible Debentures may be redeemed in whole or in part provided that the 20-day volume weighted average trading price of the Subordinate Voting Shares is not less than 125% of the conversion price.  For redemptions after December 31, 2013 and prior to maturity, redemption, in whole or in part, will be at par plus accrued and unpaid interest.

Subject to specified conditions, the Company has the right to repay the outstanding principal amount of the Convertible Debentures, on maturity or redemption, through the issuance of Subordinate Voting Shares.  The Company also has the option to satisfy its obligation to pay interest through the issuance and sale of Subordinate Voting Shares.  The Convertible Debentures are unsecured and contain no financial ratio covenants.

In connection with the issuance of the Convertible Debentures, the Company incurred financing costs of $3,603 which will be amortized over five years using the effective interest rate method.

The effective interest rate on the Company’s long-term debt and Convertible Debentures for the year ended December 31, 2009 was 4.7% (year ended December 31, 2008 - 5.4%).  The estimated aggregate amount of principal repayments on long-term debt required in each of the next five years ending December 31 and thereafter to meet the retirement provisions are as follows:

2010	$ 22,347
2011	36,292
2012	80,076
2013	32,696
2014	109,527
Thereafter	33,363

12.           Non-controlling interests

The minority equity positions in the Company’s subsidiaries are referred to as non-controlling interests (“NCI”).  The NCI are considered to be redeemable securities.  Accordingly, the NCI is recorded at the greater of (i) the redemption amount or (ii) the amount initially recorded as NCI at the date of inception of the minority equity position.  This amount is recorded in the “mezzanine” section of the balance sheet, outside of shareholders’ equity.  Changes in the NCI amount are recognized immediately as they occur.  The following table provides a reconciliation of the beginning and ending NCI amounts:

	Year	Nine months	Year
	ended	ended	ended
	December 31,	December 31,	March 31,
	2009	2008	2008

Balance, March 31, 2007, as previously presented			$48,306
Adjustment on adoption of new accounting standard			105,694
Balance, beginning of period	$196,765	$232,600	154,000
NCI share of earnings	4,397	12,831	15,049
NCI share of other comprehensive earnings	701	(2,273)	1,063
NCI redemption increment	32,602	(25,161)	67,375
Distributions paid to NCI	(13,293)	(11,379)	(6,930)
Purchases of interests from NCI, net	(57,322)	(12,361)	(1,748)
NCI recognized upon business acquisitions	318	2,508	3,791
Balance, end of period	$164,168	$196,765	$232,600

The Company has shareholders’ agreements in place at each of its non-wholly owned subsidiaries.  These agreements allow the Company to “call” the non-controlling interest at a price determined with the use of a formula price, which is usually equal to a fixed multiple of average annual net earnings before extraordinary items, income taxes, interest, depreciation, and amortization.  The agreements also have redemption features which allow the owners of the NCI to “put” their equity to the Company at the same price subject to certain limitations.  The formula price is referred to as the redemption amount and may be paid in cash or in Subordinate Voting Shares.  The redemption amount as of December 31, 2009 was $156,787.  If all put or call options were settled with Subordinated Voting Shares as at December 31, 2009, approximately 8,300,000 such shares would be issued.

13.           Capital stock

The authorized capital stock of the Company is as follows:

An unlimited number of Preferred Shares, issuable in series;
An unlimited number of Subordinate Voting Shares having one vote per share; and
An unlimited number of Multiple Voting Shares having 20 votes per share, convertible at any time into Subordinate Voting Shares at a rate of one Subordinate Voting Share for each Multiple Voting Share outstanding.

The following table provides a summary of total capital stock issued and outstanding:

	Preferred Shares		Subordinate Voting Shares		Multiple Voting Shares		Total Common Shares
	Number	Amount	Number	Amount	Number	Amount	Number	Amount

Balance, December 31, 2008	5,772,274	144,307	28,007,790	86,540	1,325,694	373	29,333,484	86,913
Balance, December 31, 2009	5,772,274	144,307	28,299,216	90,621	1,325,694	373	29,624,910	90,994

In August 2007, the Company issued a stock dividend in the form of 7% Cumulative Preference Shares, Series 1 (the “Preferred Shares”) to holders of Subordinate Voting Shares and Multiple Voting Shares (together the “Common Shares”).  One Preferred Share was issued for every five outstanding Common Shares.  The stock dividend resulted in the issuance of 5,979,074 Preferred Shares, with an aggregate par value of $149,477.  Each Preferred Share has a stated amount of $25.00.  Preferred dividends are payable quarterly on or about the last day of each quarter.

As at December 31, 2009, the Company may redeem each Preferred Share for $25.50 payable in cash, or alternatively the Company may convert each Preferred Share into Subordinate Voting Shares based on a price of $25.50.  The redemption or conversion price is scheduled to decline in annual increments of $0.25 such that the price will be fixed at $25.00 on and after August 1, 2011.  Holders of the Preferred Shares have no redemption or conversion rights.

The following table provides the pro forma impact on diluted earnings per common share of the preferred dividends on the comparative periods.

	Year	Nine months	Year
	ended	ended	ended
	December 31,	December 31,	March 31,
	2009	2008	2008
Diluted earnings per common share from
continuing operations:
As reported	$(1.87)	$0.11	$0.89
Impact of preferred dividends on
comparative periods	-	-	(0.12)
Pro forma	$(1.87)	$0.11	$0.77

During the year ended December 31, 2009 no Subordinate Voting Shares were repurchased (nine-month period ended December 31, 2008 - 960,300; year ended March 31, 2008 - 252,500) for cancellation under a Normal Course Issuer Bid filed with the Toronto Stock Exchange, which allows the Company to repurchase up to 5% of its outstanding shares on the open market during a twelve-month period. The repurchase cost is allocated to common shares for the weighted average book value and to retained earnings for any excess.

During the year ended December 31, 2009, no Preferred Shares were repurchased (nine-month period ended December 31, 2008 - 206,800; year ended March 31, 2008 - nil) for cancellation under a Normal Course Issuer Bid filed with the Toronto Stock Exchange, which allows the Company to repurchase up to 5% of its outstanding shares on the open market during a twelve-month period. The repurchase cost is allocated to preferred shares for the weighted average book value and to retained earnings for any deficiency.

Pursuant to an agreement approved in February 2004, the Company agreed that it will make payments to its Chief Executive Officer (“CEO”) that are contingent upon the arm’s length sale of control of the Company or upon a distribution of the Company’s assets to shareholders.  The payment amounts will be determined with reference to the price per Subordinate Voting Share received by shareholders upon an arm’s length sale or upon a distribution of assets.  The right to receive the payments may be transferred among members of the CEO’s family, their holding companies and trusts.  The agreement provides for the CEO to receive each of the following two payments.  The first payment is an amount equal to 5% of the product of: (i) the total number of Subordinate and Multiple Voting Shares outstanding on a fully diluted basis at the time of the sale and (ii) the per share consideration received by holders of Subordinate and Multiple Voting Shares minus a base price of C$5.675.  The second payment is an amount equal to 5% of the product of (i) the total number of shares outstanding on a fully diluted basis at the time of the sale and (ii) the per share consideration received by holders of Subordinate Voting Shares minus a base price of C$11.05.

14.           Stock-based compensation

The Company incurred stock-based compensation expense of $5,424 during the year ended December 31, 2009 ($2,551 for the nine months ended December 31, 2008; $7,819 for the year ended March 31, 2008).

Company stock option plan
The Company has a stock option plan for certain officers and key full-time employees of the Company and its subsidiaries, other than its CEO.  Options are issued at the market price for the underlying shares on the date of grant.  Each option vests over a four-year term and expires five years from the date granted and allows for the purchase of one Subordinate Voting Share.  All Subordinate Voting Shares issued under the plan are new shares.  As at December 31, 2009, there were 533,000 options available for future grants (December 31, 2008 - 854,000; March 31, 2008 – 338,000).

Grants under the Company’s stock option plan are equity classified awards.  Stock option activity for the year ended March 31, 2008, nine-month period ended December 31, 2008 and year ended December 31, 2009 was as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Shares issuable under options –
March 31, 2007	1,445,550	$14.12
Granted	175,500	32.24
Exercised	(159,550)	7.28
Forfeited	(7,500)	27.81
Shares issuable under options –
March 31, 2008	1,454,000	16.94
Granted	349,000	17.10
Exercised	(157,245)	4.76
Forfeited	(65,000)	15.54
Shares issuable under options –	1,580,755	18.24
December 31, 2008
Granted	321,000	11.85
Exercised	(246,755)	10.11
Forfeited	-	-
Shares issuable under options –
December 31, 2009	1,655,000	$18.22	2.43	$4,357
Options exercisable –
December 31, 2009	766,300	$18.61	1.54	$1,728

As at December 31, 2009, the range of option exercise prices was $11.74 to $33.25 per share.  Also as at December 31, 2009, the aggregate intrinsic value and weighted average remaining contractual life for in-the-money options vested and expected to vest were $4,357 and 2.9 years, respectively.

The following table summarizes information about option exercises during year ended December 31, 2009, the nine-month period ended December 31, 2008 and year ended March 31, 2008:

	Year	Nine months	Year
	ended	ended	ended
	December 31,	December 31,	March 31,
	2009	2008	2008

Number of options exercised	246,755	157,245	159,550

Aggregate fair value	$4,070	$2,378	$4,885
Intrinsic value	1,544	1,593	3,711
Amount of cash received	$2,526	$785	$1,174

Tax benefit recognized	$536	$542	$-

As at December 31, 2009, there was $1,804 of unrecognized compensation cost related to non-vested awards which is expected to be recognized over the next 4 years.  During the year ended December 31, 2009, the fair value of options vested was $2,140 (nine-month period ended December 31, 2008 - $682; year ended March 31, 2008 - $1,734).

In October 2007, the Company received an inquiry from the Ontario Securities Commission related to granting of Company stock options.  A comprehensive review of historical stock option granting processes and the related accounting for the 13-year period from 1995 to 2007 was conducted by a Special Committee of the Company’s Board of Directors comprised of independent directors.  As a result of the review, the Special Committee found that the practice followed by the Company in granting stock options was not accounted for correctly and recommended the measurement dates of certain option grants be revised for accounting purposes.  As a result, $3,278 of incremental non-cash compensation expense was recorded in the year ended March 31, 2008 to correct the error and exercise prices of outstanding unexercised options were revised.  In addition, cash payments of $1,644 were received in the year ended March 31, 2008 on account of adjustments to exercise prices of previously exercised options and recorded as contributed surplus.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, utilizing the following weighted average assumptions:

	Year ended December 31,	Nine months ended December 31,	Year ended March 31,
	2009	2008	2008
Risk-free interest rate	1.3%	2.2%	4.8%
Expected life in years	4.75	4.70	3.75
Expected volatility	38.8%	30.5%	26.4%
Dividend yield	0.0%	0.0%	0.0%

Weighted average fair value per option granted	$4.14	$4.53	$9.31

The risk-free interest rate is based on the implied yield of a zero-coupon US Treasury bond with a term equal to the option’s expected term.  The expected term represents the estimated period of time until exercise and is based on historical experience.  Prior to January 1, 2008, the expected term was calculated using the simplified method.  The expected volatility is based on the historical prices of the Company’s shares.  The dividend yield assumption is based on the Company’s present intention to retain all earnings in respect of the Common Shares.

Subsidiary stock option plans
The Company has stock option plans at one of its subsidiaries.  Grants under the subsidiary stock option plans include both equity classified awards and liability classified awards.  The impact of potential dilution from these plans, if any, is reflected in the Company’s diluted earnings per common share (note 17).

15.           Income tax

Income tax differs from the amounts that would be obtained by applying the statutory rate to the respective years’ earnings before tax. These differences result from the following items:

	Year	Nine months	Year
	ended	ended	ended
	December 31,	December 31,	March 31,
	2009	2008	2008

Income tax expense using combined statutory rate
of 33% (December 31, 2008 - 34%;
March 31, 2008 - 35%)	$10,489	$19,062	$24,588
Permanent differences	825	(1,117)	70
Goodwill impairment charge	9,643	-	-
Impact of changes in foreign exchange rates	4,718	-	-
Adjustments in tax liabilities for prior periods	(2,600)	(2,405)	522
Effects of changes in enacted tax rates	(854)	1,495	(420)
Changes in provisions for uncertain tax positions	1,418	2,629	1,733
Stock-based compensation	(37)	(645)	(1,290)
Foreign tax rate differential	(2,795)	(4,498)	(9,373)
Withholding tax	517	476	-
Other taxes	453	254	-
Losses not recognized - valuation allowance	17,289	15,627	1,278
Provision for income tax as reported	$39,066	$30,878	$17,108

Earnings before income tax by tax jurisdiction comprise the following:

	Year	Nine months	Year
	ended	ended	ended
	December 31,	December 31,	March 31,
	2009	2008	2008

Canada	$30,112	$17,399	$15,515
United States	5,680	18,043	32,154
Foreign	(4,005)	21,463	21,716
Total	$31,787	$56,905	$69,385

The provision for income tax comprises the following:

	Year	Nine months	Year
	ended	ended	ended
	December 31,	December 31,	March 31,
	2009	2008	2008
Current
Canada	$2,244	$3,554	$8,839
United States	32,247	22,496	18,063
Foreign	5,160	7,989	12,743
	39,651	34,039	39,645

Deferred
Canada	878	(6,553)	(10,829)
United States	(576)	4,596	(8,319)
Foreign	(887)	(1,204)	(3,389)
	(585)	(3,161)	(22,537)
Total	$39,066	$30,878	$17,108

The significant components of deferred income taxes are as follows:

	December 31,	December 31,
	2009	2008
Deferred income tax assets
Loss carry-forwards	$8,510	$8,117
Expenses not currently deductible	10,706	8,641
Stock-based compensation	3,642	1,942
Provision for doubtful accounts	3,825	2,566
Inventory and other reserves	1,269	524
	27,952	21,790
Deferred income tax liabilities
Depreciation and amortization	37,142	39,956
Unrealized foreign exchange gains	2,617	1,428
Investments	-	526
Prepaid and other expenses deducted
for tax purposes	-	132
Financing fees	293	105
	40,052	42,147
Net deferred income tax liability	$(12,100)	$(20,357)

As at December 31, 2009, the Company had Canadian net operating loss carry-forward balances of approximately $18,492 (December 31, 2008 - $26,235).  These amounts are available to reduce future federal and provincial income taxes.  Net operating loss carry-forward balances attributable to Canada and the United States expire over the next 20 years.  The Company also had foreign net operating loss carry-forward balances as at December 31, 2009 of approximately $104,892 (December 31, 2008 - $58,633), prior to a valuation allowance of $96,966 (December 31, 2008 - $57,457).  Foreign capital loss carry-forward balances amounted to $17,732 (December 31, 2008 - $8,017) as at December 31, 2009 prior to a valuation allowance of $17,732 (December 31, 2008 - $8,017).  Additional net operating loss and capital loss carry-forward balances of $15,416 as at December 31, 2009 (December 31, 2008 - $15,416) and $8,017 (December 31, 2008 - $8,017) respectively relate to losses acquired in the 2004 CMN acquisition.

Cumulative unremitted earnings of US and foreign subsidiaries approximated $99,486 as at December 31, 2009 (December 31, 2008 - $141,730).

The cumulative effect of the adoption of guidance for uncertain tax positions was an increase in tax provisions of $3,800, including $700 of accrued interest, which was accounted for as a reduction to retained earnings as at April 1, 2007 of $4,200 and a reduction in goodwill of $400.  The liability for income tax associated with uncertain tax positions was $10,671 as at March 31, 2008, $12,903 as at December 31, 2008 and $14,390 as at December 31, 2009.

A reconciliation of the beginning and ending amounts of gross unrecognized tax benefit is as follows:

Balance, March 31, 2008	$10,671
Increases based on tax positions related to the current period	2,459
Increases for tax positions of prior periods	603
Decreases for tax positions of prior periods (including lapses in
statutes of limitations)	(830)
Balance, December 31, 2008	12,903
Increases based on tax positions related to the current period	1,436
Increases for tax positions of prior periods	922
Decreases for tax positions of prior periods (including lapses in
statutes of limitations)	(871)
Balance, December 31, 2009	$14,390

Of the $14,390 (December 31, 2008 - $12,903) in gross unrecognized tax benefits, $8,713, (December 31, 2008 - $8,062) would affect the Company’s effective tax rate if recognized.  For the year ended December 31, 2009, $125 of interest and penalties related to provisions for income tax was recorded in income tax expense (nine-month period ended December 31, 2008 - $554; year ended March 31, 2008 - $77).  As at December 31, 2009, the Company had accrued $1,392 (December 31, 2008 - $1,331) for potential income tax related interest and penalties.

The Company’s significant tax jurisdictions include the United States of America, Canada and Australia.  The number of years with open tax audits varies depending on the tax jurisdictions.  Generally, income tax returns filed with the Canada Revenue Agency and related provinces are open for three to four years and income tax returns filed with the U.S. Internal Revenue Service and related states are open for three to five years.  Tax returns in Australia are generally open for four years.

Within the next twelve months, the Company believes it is reasonably possible that the total amount of unrecognized tax benefits associated with certain positions may be reduced due to lapses in statutes of limitations.  The Company estimates that the unrecognized tax benefits at December 31, 2009 could be reduced by approximately $7,694.

The Company does not currently expect any other material impact on earnings to result from the resolution of matters related to open taxation years, other than noted above.  Actual settlements may differ from the amounts accrued.  The Company has, as part of its analysis, made its current estimates based on facts and circumstances known to date and cannot predict changes in facts and circumstances that may affect its current estimates.

16.           Net (loss) earnings attributable to the Company

The following table sets out the (loss) earnings attributable to the Company’s common shareholders:

	Year	Nine months	Year
	ended	ended	ended
	December 31,	December 31,	March 31,
	2009	2008	2008
Amounts attributable to the Company:
Continuing operations	$(44,373)	$36,668	$(31,900)
Discontinued operations	(481)	50,529	(1,076)
Net (loss) earnings	(44,854)	87,197	(32,976)
Preferred share dividends	10,101	7,760	6,952
Net (loss) earnings attributable to
common shareholders	$(54,955)	$79,437	$(39,928)

17.           (Loss) earnings per common share

Consistent with the applicable transition provisions, the Company presented the effect of the adoption of the new NCI accounting standards on earnings per common share prospectively, effective January 1, 2009.

The following table reconciles the numerator used to calculate diluted earnings per common share:

	Year	Nine months	Year
	ended	ended	ended
	December 31,	December 31,	March 31,
	2009	2008	2008

Net earnings from continuing operations	$(7,279)	$11,508	$35,474
Dilution of net earnings resulting from
assumed exercise of stock options
in subsidiaries	-	(530)	(1,473)
Preferred Share dividends	(10,101)	(7,760)	(6,952)
Net earnings from continuing operations
for diluted earnings per share
calculation purposes	$(17,380)	$3,218	$27,049

Net earnings available to common
shareholders	$(54,955)	$54,276	$27,447
Dilution of net earnings resulting from
assumed exercise of stock options in
subsidiaries	-	(530)	(1,473)
Net earnings for diluted earnings per
share calculation purposes	$(54,955)	$53,746	$25,974

The Preferred Shares and Convertible Debentures were anti-dilutive and thus not included in the denominator for diluted earnings per common share calculations. The following table reconciles the denominator used to calculate earnings per common share:

	Year	Nine months	Year
	ended	ended	ended
	December 31,	December 31,	March 31,
	2009	2008	2008

Shares issued and outstanding at	29,333,484	30,112,587	29,922,888
beginning of period
Weighted average number of shares:
Issued during the period	104,091	63,469	106,139
Repurchased during the period	-	(592,113)	(124,371)

Weighted average number of shares
used in computing basic earnings
per share	29,437,575	29,583,943	29,904,656
Assumed exercise of stock options,
net of shares assumed acquired
under the Treasury Stock Method	78,580	170,739	642,310
Number of shares used in computing
diluted earnings per share	29,516,155	29,754,682	30,546,966

18.           Other supplemental information

	Year	Nine months	Year
	ended	ended	ended
	December 31,	December 31,	March 31,
	2009	2008	2008

Franchisor operations
Revenues	$69,864	$63,987	$99,351
Operating earnings	11,492	17,308	26,199
Initial franchise fee revenues	5,662	3,887	5,606

Cash payments made during the period
Income taxes	$33,270	$20,628	$45,275
Interest	13,470	13,907	19,268

Non-cash financing activities
Increases in capital lease obligations	$1,722	$1,403	$4,115

Other expenses
Rent expense	$48,957	$35,546	$46,681

19.           Financial instruments

Concentration of credit risk
The Company is subject to credit risk with respect to its cash and cash equivalents, accounts receivable and other receivables.  Concentrations of credit risk with respect to the receivables are limited due to the large number of entities comprising the Company’s customer base and their dispersion across many different service lines in various countries.

Interest rate risk
The Company maintains an interest rate risk management strategy that uses interest rate hedging contracts from time to time.  The Company’s specific goals are to: (i) manage interest rate sensitivity by modifying the characteristics of its debt and (ii) lower the long-term cost of its borrowed funds. Fluctuations in interest rates affect the fair value of the hedging contracts as their value depends on the prevailing market interest rate.  Hedging contracts are monitored on a monthly basis.

The Company is party to two interest rate swap agreements to exchange the fixed rate on a portion of its debt to a floating rate.  On the 5.44% Senior Notes, an interest rate swap exchanges the fixed rate on $50,000 of principal for LIBOR (1 month compound) + 344 basis points and another interest swap exchanges the fixed rate on $50,000 of principal for LIBOR (6 month in arrears) + 276 basis points.  The terms of swaps match the term of the 5.44% Senior Notes with a maturity of April 1, 2015.

The interest rate swaps are being accounted for as fair value hedges.  The swaps are carried at fair value on the balance sheet, with gains or losses recognized in earnings.  The carrying value of the hedged debt is adjusted for changes in fair value attributable to the hedged interest rate risk; the associated gain or loss is recognized concurrently in earnings.  So long as the hedge is considered highly effective, the net impact on earnings is nil.

The following tables provide fair value information of the hedging instrument and the effect of the hedging instrument during the period:

	December 31, 2009
	Balance sheet	Fair
Derivative designated as hedging instrument	location	value

	Other liabilities
Interest rate swaps	(non-current)	$1,307

Fair values of financial instruments
The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair values due to the short maturity of these instruments, unless otherwise indicated.  The following are estimates of the fair values for other financial instruments:

	December 31, 2009		December 31, 2008
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value

Other receivables	$6,269	$6,269	$16,832	$16,832
Held-to-maturity investments	-	-	6,195	6,199
Available-for-sale securities	-	-	2,720	2,720
Investment in Colliers CRE plc	14,883	14,200	-	-
Long-term debt	235,994	255,468	266,369	302,494
Convertible debentures	77,000	77,000	-	-

Other receivables include notes receivable from minority shareholders and from the sale of former subsidiaries.  Held-to-maturity investments are included under the balance sheet captions “restricted cash”, “prepaid expenses and other current assets” and “other assets”.  Available-for-sale securities are included under the balance sheet caption “other assets”.  The investment in Colliers CRE plc is included the balance sheet caption “other assets”.

The following table provides the financial assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2009:

		Fair value measurements at December 31, 2009
	Carrying value at December 31, 2009
			Level 1	Level 2	Level 3

Interest rate swap liability	$1,307	$		$1,307	$-

The fair value of the interest rate swap liability was based on a valuation done by the counterparty.

20.           Commitments and contingencies

(a)	Lease commitments

Minimum operating lease payments are as follows:
Year ending December 31
2010	$ 47,992
2011	44,923
2012	36,286
2013	30,276
2014	18,751
Thereafter	29,186

(b)	Contingencies
In the normal course of operations, the Company is subject to routine claims and litigation incidental to its business.  Litigation currently pending or threatened against the Company includes disputes with former employees and commercial liability claims related to services provided by the Company.  The Company believes resolution of such proceedings, combined with amounts recorded, will not have a material impact on the Company’s financial condition or the results of operations.

21.           Related party transactions

During the year ended December 31, 2009, the Company paid $2,556 (nine-month period ended December 31, 2008 - $2,640; year ended March 31, 2008 - $2,579) in rent to entities controlled by minority shareholders of subsidiaries.  In addition, $525 (nine-month period ended December 31, 2008 - $2,249; year ended March 31, 2008 - $1,168) of service revenues were earned from entities controlled by minority shareholders of subsidiaries and $1,030 (nine-month period ended December 31, 2008 - $1,103; year ended March 31, 2008 - $493) of expenses were paid to entities controlled by minority shareholders of subsidiaries.  During the year ended March 31, 2008, the Company received $1,644 of cash payments from officers and directors on account of adjustments to exercise prices of previously exercised options.

As at December 31, 2009, the Company had $6,159 of loans receivable from minority shareholders (December 31, 2008 – $14,867).

22.           Segmented information

Operating segments
The Company has three reportable operating segments. The segments are grouped with reference to the types of services provided and the types of clients that use those services.  The Company assesses each segment’s performance based on operating earnings or operating earnings before depreciation and amortization.  Commercial Real Estate Services provides commercial property brokerage and other advisory services to clients in North America and in various other countries around the world.  Residential Property Management provides property management and related property services to residential communities in the United States.  Property Services operates franchise systems, a vendor network and Company-owned “branchise” stores with customers in the United States and Canada. Corporate includes the costs of operating the Company’s corporate head office.

Included in total assets of the Commercial Real Estate Services segment at December 31, 2009 is $17,907 (December 31, 2008 - $2,377) of investments in subsidiaries accounted for under the equity method.  The operating segment information excludes intersegment transactions.

	Commercial	Residential
Year ended	Real Estate	Property	Property
December 31, 2009	Services	Management	Services	Corporate	Consolidated

Revenues	$622,996	$645,251	$434,838	$137	$1,703,222
Depreciation and amortization	25,031	11,561	9,447	344	46,383
Operating earnings	(61,665)	49,399	62,028	(11,581)	38,181
Other income, net					6,112
Interest expense, net					(12,506)
Income taxes					(39,066)
Net earnings from continuing
operations					(7,279)
Net earnings from discontinued
operations					(576)
Net earnings					$(7,855)

Total assets	$389,703	$350,025	$204,769	$65,033	$1,009,530
Total additions to long-lived assets	15,291	24,941	13,595	438	54,265

	Commercial	Residential
Nine months ended	Real Estate	Property	Property
December 31, 2008	Services	Management	Services	Corporate	Consolidated

Revenues	$578,192	$475,251	$269,114	$123	$1,322,680
Depreciation and amortization	17,975	7,815	5,695	261	31,746
Operating earnings	17,442	36,436	36,278	(7,026)	83,130
Other expense, net					(17,973)
Interest expense, net					(8,252)
Income taxes					(30,878)
Net earnings from continuing
operations					26,027
Net earnings from discontinued
operations					48,840
Net earnings					$74,867

Total assets	$404,781	$332,765	$222,485	$9,893	$969,924
Discontinued operations					20,713
					990,637
Total additions to long-lived assets	21,501	21,068	7,395	-	49,964

	Commercial	Residential
Year ended	Real Estate	Property	Property
March 31, 2008	Services	Management	Services	Corporate	Consolidated

Revenues	$787,467	$544,926	$216,972	$348	$1,549,713
Depreciation and amortization	21,219	10,450	5,654	350	37,673
Operating earnings	21,554	39,790	32,745	(15,967)	78,122
Other expense, net					4,650
Interest expense, net					(13,387)
Income taxes					(17,108)
Net earnings from continuing
operations					52,277
Net earnings from discontinued
operations					(2,829)
Net earnings					$49,448

Total assets	$407,850	$290,692	$191,553	$48,475	$938,570
Discontinued operations					150,773
					1,089,343
Total additions to long-lived assets	79,873	64,471	53,560	364	198,268

Geographic information
Revenues in each geographic region are reported by customer location.  Amounts reported in geographic regions other than the United States, Canada and Australia are primarily denominated in US dollars and Euros.

	Year	Nine months	Year
	ended	ended	ended
	December 31,	December 31,	March 31,
	2009	2008	2008

United States
Revenues	$1,282,129	$852,644	$978,868
Total-long-lived assets	427,217	444,192	394,168

Canada
Revenues	$178,587	$210,048	$227,249
Total-long-lived assets	56,460	70,792	75,181

Australia
Revenues	$112,369	$97,975	$156,812
Total-long-lived assets	40,341	30,658	32,629

Other
Revenues	$130,137	$162,013	$186,784
Total-long-lived assets	56,740	58,271	52,604

Consolidated
Revenues	$1,703,222	$1,322,680	$1,549,713
Total-long-lived assets	580,758	603,913	554,582

23.           Transition period comparative data
The following table presents certain financial information for the twelve-month periods ended December 31, 2009 and 2008, respectively:

	Twelve months	Twelve months
	ended	ended
	December 31,	December 31,
	2009	2008
		(unaudited)

Revenues	$1,703,222	$1,691,811
Operating earnings	38,181	71,327

Earnings before income taxes	31,787	42,083
Income taxes	39,066	22,246
(Loss) earnings from continuing operations	(7,279)	19,837
Earnings from discontinued operations,
net of income taxes	(576)	45,297
Net (loss) earnings	$(7,855)	$65,134

Net (loss) earnings per common share
Basic	$(1.87)	$1.41
Diluted	(1.87)	1.41

Weighted average common share outstanding
Basic	29,437,575	29,683,750
Diluted	29,516,155	29,913,500

The following table presents certain financial information for the nine-month periods ended December 31, 2008 and 2007, respectively:

	Nine months	Nine months
	ended	ended
	December 31,	December 31,
	2008	2007
		(unaudited)

Revenues	$1,322,680	$1,180,582
Operating earnings	83,130	89,925

Earnings before income taxes	56,905	84,206
Income taxes	30,878	25,740
Earnings from continuing operations	26,027	58,466
Earnings from discontinued operations,
net of income taxes	48,840	714
Net earnings	$74,867	$59,180

Net earnings per common share
Basic	$1.83	$1.32
Diluted	1.81	1.21

Weighted average common share outstanding
Basic	29,583,943	29,878,635
Diluted	29,754,682	30,417,231

24.           Impact of recently issued accounting standards

In June 2009, the FASB issued new consolidation guidance for variable interest entities.  The new guidance amends the consolidation guidance for variable interest entities, in particular: (i) to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity; (ii) to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity and (iii) to require enhanced disclosures that will provide more transparent information about involvement in a variable interest entity, if any.  It is possible that the application of the new guidance will change an enterprise’s assessment of which entities with which it is involved are variable interest entities.  This standard is effective as of January 1, 2010.  The Company is in the process of evaluating the impact of its adoption.